Exhibit 99.1


REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors of FORT HOWARD CORPORATION:


     We have audited the accompanying consolidated balance sheets of Fort Howard Corporation (a Delaware corporation) and subsidiaries as of December 31, 1996, and 1995, and the related consolidated statements of income and cash flows for the years ended December 31, 1996, 1995 and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Fort Howard Corporation and subsidiaries as of December 31, 1996, and 1995, and the consolidated results of their operations and their cash flows for the years ended December 31, 1996, 1995 and 1994, in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP

                                          ARTHUR ANDERSEN LLP


Milwaukee, Wisconsin,
January 31, 1997.

FORT HOWARD CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)



                                         For the Years Ended December 31,
                                         --------------------------------
                                          1996          1995          1994
                                          ----          ----          ----

Net sales............................ $ 1,580,771   $ 1,620,903   $ 1,274,445
Cost of sales........................     944,257     1,139,378       867,357
                                      -----------   -----------   -----------
Gross income.........................     636,514       481,525       407,088
Selling, general and administrative..     142,143       121,406       110,285
Environmental charge.................      18,000            --        20,000
                                      -----------   -----------   -----------
Operating income.....................     476,371       360,119       276,803
Interest expense.....................     258,948       309,915       337,701
Other (income) expense, net..........       2,923        (1,662)          118
                                      -----------   -----------   -----------
Income (loss) before taxes...........     214,500        51,866       (61,016)
Income taxes (credit)................      43,767        18,401       (18,891)
                                      -----------   -----------   -----------
Income (loss) before extraordinary
  items..............................     170,733        33,465       (42,125)
Extraordinary items--losses on
  debt repurchases (net of income
  taxes of $5,313 in 1996, $11,986
  in 1995 and $14,731 in 1994).......      (8,136)      (18,748)      (28,170)
                                      -----------   -----------   -----------
Net income (loss).................... $   162,597   $    14,717   $   (70,295)
                                      ===========   ===========   ===========

Earnings (loss) per share:
  Net income (loss) before
    extraordinary items.............. $      2.44   $      0.57   $     (1.11)
  Extraordinary items................       (0.12)        (0.32)        (0.74)
                                      -----------   -----------   -----------
  Net income (loss).................. $      2.32   $      0.25   $     (1.85)
                                      ===========   ===========   ===========


The accompanying notes are an integral part of these consolidated financial statements.

FORT HOWARD CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)


                                                         December 31,
                                                      -------------------
                                                      1996           1995
                                                      ----           ----

Assets
  Current assets:
    Cash and cash equivalents..................  $       759    $       946
    Receivables, less allowances of $3,343
      in 1996 and $2,883 in 1995...............       63,194         97,707
    Inventories................................      151,248        163,076
    Deferred income taxes......................       60,000         29,000
    Income taxes receivable....................       10,121            700
                                                 -----------    -----------
      Total current assets.....................      285,322        291,429
  Property, plant and equipment................    2,057,446      1,971,641
    Less: Accumulated depreciation.............      809,650        706,394
                                                 -----------    -----------
      Net property, plant and equipment........    1,247,796      1,265,247
  Other assets.................................       82,262         95,761
                                                 -----------    -----------
        Total assets...........................  $ 1,615,380    $ 1,652,437
                                                 ===========    ===========

Liabilities and Shareholders' Deficit
  Current liabilities:
    Accounts payable...........................  $   131,205    $   112,384
    Interest payable...........................       60,443         64,375
    Income taxes payable.......................        7,700          1,339
    Other current liabilities..................      110,357         85,351
    Current portion of long-term debt..........       11,972         62,720
                                                 -----------    -----------
      Total current liabilities................      321,677        326,169
  Long-term debt...............................    2,451,373      2,903,299
  Deferred and other long-term income taxes....      247,464        225,043
  Other liabilities............................       49,703         36,355
  Shareholders' deficit:
    Common Stock...............................          744            634
    Additional paid-in capital.................    1,108,976        895,652
    Cumulative translation adjustment..........        4,717         (2,844)
    Retained deficit...........................   (2,569,274)    (2,731,871)
                                                 -----------    -----------
      Total shareholders' deficit..............   (1,454,837)    (1,838,429)
                                                 -----------    -----------
        Total liabilities and shareholders'
          deficit..............................  $ 1,615,380    $ 1,652,437
                                                 ===========    ===========

The accompanying notes are an integral part of these consolidated financial statements.





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


FORT HOWARD CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
                                              For the Year Ended December 31,
                                              -------------------------------
                                              1996        1995        1994
                                              ----        ----        ----
Cash provided from (used for) operations:
  Net income (loss)....................... $  162,597  $   14,717  $  (70,295)
  Depreciation............................    101,647      98,882      95,727
  Non-cash interest expense...............     13,909      12,925      74,238
  Deferred income taxes (credit)..........     27,402       4,418     (33,832)
  Environmental charge....................     18,000          --      20,000
  Pre-tax loss on debt repurchases........     13,448      30,734      42,901
  Restricted cash.........................    (14,916)         --          --
  (Increase) decrease in receivables......     34,513      25,443     (17,316)
  (Increase) decrease in inventories......     11,828     (32,233)    (12,574)
  (Increase) decrease in income taxes
    receivable............................     (9,421)      4,500       4,300
  Increase (decrease) in accounts payable.     18,821      11,403        (684)
  Increase (decrease) in interest payable.     (3,932)    (19,898)     29,419
  Increase in income taxes payable........      6,361       1,115         102
  All other, net..........................    (14,928)      4,930      (6,799)
                                           ----------  ----------  ----------
      Net cash provided from operations...    365,329     156,936     125,187

Cash used for investment activities:
  Additions to property, plant and
    equipment.............................    (73,436)    (47,296)    (83,559)

Cash provided from (used for)
  financing activities:
  Proceeds from long-term borrowings......         --   1,467,800     750,000
  Repayment of long-term borrowings.......   (504,025) (1,810,966)   (759,202)
  Debt issuance costs.....................     (1,489)    (50,054)    (32,134)
  Issuance (repurchase) of Common
    Stock, net of offering costs..........    213,434     284,104         (97)
                                           ----------  ----------  ----------
      Net cash used for financing
        activities........................   (292,080)   (109,116)    (41,433)
                                           ----------  ----------  ----------
Increase (decrease) in cash...............       (187)        524         195
Cash, beginning of year...................        946         422         227
                                           ----------  ----------  ----------
      Cash, end of year................... $      759  $      946  $      422
                                           ==========  ==========  ==========

Supplemental Cash Flow Disclosures:
  Interest paid........................... $  248,919  $  317,866  $  237,650
  Income taxes paid (refunded), net.......     49,555      (5,728)      2,483


The accompanying notes are an integral part of these consolidated financial statements.

FORT HOWARD CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1996

1. SIGNIFICANT ACCOUNTING POLICIES

     (A) OPERATIONS -- The Company operates in one industry segment as a manufacturer, converter and marketer of a diversified line of single-use tissue products for the commercial and consumer markets, primarily in the United States and United Kingdom.

     (B) PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements include the accounts of Fort Howard Corporation and all domestic and foreign subsidiaries and are prepared in conformity with U.S. generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Assets and liabilities of foreign subsidiaries are translated at the rates of exchange in effect at the balance sheet date. Income amounts are translated at the average of the monthly exchange rates. The cumulative effect of translation adjustments is deferred and classified as a cumulative translation adjustment in the consolidated balance sheet. The Company currently does not hedge its translation exposure. The Company does not engage in material hedging activity with respect to foreign currency transaction risks. All significant intercompany accounts and transactions have been eliminated.

     (C) CASH AND CASH EQUIVALENTS -- The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The carrying amount of cash equivalents approximates fair value due to the short maturity of the investments.

     At December 31, 1996, the Company had $14,916,000 of cash restricted as collateral under the terms of its 1995 Accounts Receivable Facility. This restricted cash is recorded under "Other Assets" in the consolidated balance sheet.

     (D) INVENTORIES -- Inventories are carried at the lower of cost or market. Cost is principally determined on a first-in, first-out basis, with a lesser portion determined on an average cost by specific lot method. The elements of costs include materials, labor and overhead.

     (E) PROPERTY, PLANT AND EQUIPMENT -- Property, plant and equipment are being depreciated on a straight-line basis over useful lives of 30 to 50 years for buildings and 2 to 25 years for equipment. In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No. 121"). The Company's adoption of SFAS No. 121 effective January 1, 1995, had no effect on the 1995 consolidated financial statements.

     Assets under capital leases principally arose in connection with sale and leaseback transactions as described in Note 5 and are stated at the present value of future minimum lease payments. These assets are amortized over the respective periods of the leases which range from 15 to 25 years.

Amortization of assets under capital leases is included in depreciation expense.

     The Company follows the policy of capitalizing interest incurred in conjunction with major capital expenditure projects. The amounts capitalized in 1996, 1995 and 1994 were $1,487,000, $2,096,000 and $4,230,000, respectively.

     (F) REVENUE RECOGNITION -- Sales of the Company's tissue products are recorded upon shipment of the products.

     (G) ENVIRONMENTAL EXPENDITURES -- Environmental expenditures that relate to current operations are expensed or capitalized as appropriate.
Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when material environmental assessments and/or remedial or restoration efforts are probable, and the cost can be reasonably estimated. Recoveries of environmental remediation costs from other potentially responsible parties and recoveries from insurance carriers are not recorded as assets until such time as their receipt is deemed probable and the amounts are reasonably estimable. The Company's accounting policies related to environmental expenditures are in accordance with AICPA Statement of Position 96-1.

     (H) EMPLOYEE BENEFIT PLANS -- A substantial majority of the Company's employees are covered under defined contribution plans. The Company makes annual discretionary contributions under the plans. Participants may also contribute a certain percentage of their wages to the plans. Costs charged to operations for defined contributions plans were approximately $16,307,000, $13,231,000 and $12,716,000 for 1996, 1995 and 1994, respectively.

     Employees retiring prior to February 1, 1990, from the Company's U.S. tissue operations who had met certain eligibility requirements are entitled to postretirement health care benefit coverage (see Note 6). These benefits are subject to deductibles, copayment provisions, a lifetime maximum benefit and other limitations. In addition, employees who retire after January 31, 1990 and meet certain age and years of service requirements may purchase health care benefit coverage from the Company up to age 65. The Company has reserved the right to change or terminate this benefit for active employees at any time. Employees of the Company's U.K. tissue operations are not entitled to Company-provided postretirement benefit coverage.

     (I) INTEREST RATE CAP AGREEMENTS -- The costs of interest rate cap agreements are amortized over the respective lives of the agreements.

     (J) INCOME TAXES -- Deferred income taxes are provided to recognize temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. The principal difference relates to depreciation expense. Deferred income tax expense represents the change in the deferred income tax asset and liability balances, excluding the deferred tax benefit related to extraordinary losses.

     (K) EARNINGS (LOSS) PER SHARE -- Earnings (loss) per share has been computed on the basis of the average number of common shares outstanding during the years, after giving retroactive effect to a 6.5-for-one stock split on January 31, 1995. The average number of shares used in the computation was 70,088,196, 58,227,712 and 38,103,215 for 1996, 1995 and 1994, respectively.

The assumed exercise of all outstanding stock options has been excluded from the computation of earnings (loss) per share in 1996, 1995 and 1994 because the result was not material or was antidilutive.

2. BALANCE SHEET INFORMATION

                                                           December 31,
                                                        ------------------
                                                        1996          1995
                                                        ----          ----
                                                          (In thousands)
   Inventories

Raw materials and supplies........................   $   70,595    $   80,134
Finished and partly-finished products.............       80,653        82,942
                                                     ----------    ----------
                                                     $  151,248    $  163,076
                                                     ==========    ==========

   Property, Plant and Equipment

Land..............................................   $   45,736    $   45,523
Buildings.........................................      329,923       326,207
Machinery and equipment...........................    1,637,892     1,586,627
Construction in progress..........................       43,895        13,284
                                                     ----------    ----------
                                                     $2,057,446    $1,971,641
                                                     ==========    ==========

   Capital Lease Assets (Included in Property, Plant and Equipment Totals Above)

Buildings.........................................   $    4,448    $    4,008
Machinery and equipment...........................      187,733       187,007
                                                     ----------    ----------
    Total assets under capital leases.............   $  192,181    $  191,015
                                                     ==========    ==========

                                                             December 31,
                                                         -------------------
                                                         1996          1995
                                                         ----          ----
                                                            (In thousands)
   Other Assets

Deferred loan costs, net of accumulated amortization..  $ 62,787     $ 89,180
Prepayments and other.................................     4,559        6,581
Restricted cash.......................................    14,916           --
                                                        --------     --------
                                                        $ 82,262     $ 95,761
                                                        ========     ========
   Other Current Liabilities

Salaries and wages....................................  $ 61,657     $ 51,797
Contributions to employee benefit plans...............    16,938       13,226
Taxes other than income taxes.........................     6,769        6,442
Other accrued expenses................................    24,993       13,886
                                                        --------     --------
                                                        $110,357     $ 85,351
                                                        ========     ========

3. INCOME TAXES

                                                   Year Ended December 31,
                                                ----------------------------
                                               1996        1995        1994
                                               ----        ----        ----
                                                       (In thousands)
   Income Tax Provision

Current
  Federal..................................  $  2,632   $   (304)   $  1,800
  State....................................     2,761        768         509
  Foreign..................................     5,659      1,533      (2,099)
                                             --------   --------    --------
      Total current........................    11,052      1,997         210
Deferred
  Federal..................................    27,954     17,227     (18,826)
  State....................................     3,281     (2,739)     (2,793)
  Foreign..................................     1,480      1,916       2,518
                                             --------   --------    --------
      Total deferred.......................    32,715     16,404     (19,101)
                                             --------   --------    --------
                                             $ 43,767   $ 18,401    $(18,891)
                                             ========   ========    ========

                                                   Year Ended December 31,
                                                -----------------------------
                                                1996        1995        1994
                                                ----        ----        ----
                                                       (In thousands)
   Effective Tax Rate Reconciliation

U.S. federal tax rate......................      35.0%       35.0%     (34.0)%
State income taxes, net....................       2.7         2.1       (4.1)
Long-term income taxes and interest........     (17.0)         --        3.3
Permanent differences related to accruals..        --          --        3.3
Other, net.................................      (0.3)       (1.6)       0.5
                                            ---------    --------   --------
Effective tax rate.........................      20.4%       35.5%     (31.0)%
                                            =========    ========   ========

   Income (Loss) Before Income Taxes

Domestic................................... $ 195,284    $ 39,067   $(62,711)
Foreign....................................    19,216      12,799      1,695
                                            ---------    --------   --------
                                            $ 214,500    $ 51,866   $(61,016)
                                            =========    ========   ========

     The net deferred income tax liability at December 31, 1996, includes $252 million related to property, plant and equipment offset by federal and state loss and tax credit carryforwards totaling $30 million and the tax benefit of accruals which do not meet economic performance requirements for income tax purposes totaling $35 million. The Company has not recorded a valuation allowance with respect to any deferred income tax asset.

     In 1992, the Internal Revenue Service (the "IRS") disallowed income tax deductions for the 1988 tax year which were claimed by the Company for fees and expenses, other than interest, related to 1988 debt financing and refinancing transactions. The Company deducted the balance of the disallowed fees and expenses related to the 1988 debt instruments during the tax years 1989 through 1995. In disallowing these deductions, the IRS relied on Code
Section 162(k) (which denies deductions for otherwise deductible amounts paid or incurred in connection with stock redemptions). The Company contested the disallowance. In August 1994, the United States Tax Court issued its opinion in which it essentially adopted the interpretation of Code Section 162(k) advanced by the IRS and disallowed the deductions claimed by the Company. The decision in this case was not entered while the Company and the IRS completed the administrative settlement of other adjustments that were not tried before the United States Tax Court. During that period, Code Section 162(k) was amended in August 1996 to provide that, retroactive to 1986, such Code Section was not applicable to deductions for amounts properly allocable to indebtedness and amortized over the term of such indebtedness.

     On December 30, 1996, the United States Tax Court entered its decision allowing the deductions claimed by the Company. As a result of that decision, the Company has reversed in the fourth quarter of 1996 $36 million of income taxes previously accrued for the tax years 1988 through 1995, thereby reducing its income tax expense by $36 million for 1996. Of the $36 million, a receivable of $10 million, including interest, has been recorded for amounts previously paid with respect to this matter.

     The Company will have approximately $27 million of net operating loss carryforwards as of December 31, 1996, for federal income tax purposes which expire as follows: $18 million in 2010 and $9 million in 2011.

4. LONG-TERM DEBT

     Long-term debt and capital lease obligations, including amounts payable within one year, are summarized as follows:

                                                             December 31,
                                                           ----------------
                                                           1996        1995
                                                           ----        ----
                                                            (In thousands)
1995 Term Loan A, due in varying semi-annual
  repayments with a final maturity of
  March 16, 2002 (a).................................. $  624,000   $  810,000
1995 Term Loan B, due in varying semi-annual
  repayments with a final maturity of
  December 31, 2002 (b)...............................    119,000      330,000
1995 Revolving Credit Facility, due
  March 16, 2002 (a)..................................     27,300       79,400
Senior Unsecured Notes, 9 1/4%, due March 15, 2001....    450,000      450,000
Senior Unsecured Notes, 8 1/4%, due February 1, 2002..    100,000      100,000
Senior Subordinated Notes, 9%, due February 1, 2006...    618,097      650,000
Subordinated Notes, 10%, due March 15, 2003...........    298,500      300,000
Capital lease obligations, at interest rates
  approximating 10.90%................................    170,606      175,161
Pollution Control Revenue Refunding Bonds, 7.90%,
  due October 1, 2005.................................     42,000       42,000
Debt of foreign subsidiaries, at rates ranging from
  7.25% to 7.84%, due in varying annual installments
  through March 2001..................................     13,842       29,458
                                                       ----------   ----------
                                                        2,463,345    2,966,019
Less: Current portion of long-term debt...............     11,972       62,720
                                                       ----------   ----------
                                                       $2,451,373   $2,903,299
                                                       ==========   ==========
_____________________

(a) Interest on the 1995 Term Loan A and the 1995 Revolving Credit Facility is payable at prime plus 0.75% or, subject to certain limitations, at a reserve adjusted LIBOR rate plus 1.75% subject to downward adjustment if certain financial criteria are met (at a weighted average rate of 7.55% at December 31, 1996).

(b) Interest on the 1995 Term Loan B is payable at prime plus 1.50% or at a reserve adjusted LIBOR rate plus 2.50% (at a weighted average rate of 8.08% at December 31, 1996).

     The Company incurred extraordinary losses of $8 million, $19 million, and $28 million, net of income taxes of $5 million, $12 million and $15 million, in 1996, 1995 and 1994, respectively, representing redemption premiums and write-offs of deferred loan costs associated with refinancing transactions or early repayment of debt in each of those years.

     Among other restrictions, the 1995 Bank Credit Agreement, the debt of foreign subsidiaries and the Company's indentures: (1) restrict payments of dividends, repayments of subordinated debt, purchases of the Company's Common

Stock, additional borrowings and acquisition of property, plant and equipment;
(2) require that certain financial ratios be maintained at prescribed levels;
(3) restrict the ability of the Company to make fundamental changes and to enter into new lines of business, the pledging of the Company's assets and guarantees of indebtedness of others and (4) limit dispositions of assets and investments which might be made by the Company. The Company believes that such limitations should not impair its plans for continued maintenance and modernization of facilities or other operating activities.

     The Company is charged a 0.5% fee with respect to any unused balance available under its $300 million 1995 Revolving Credit Facility, and a 2.00% fee with respect to any letters of credit issued under the 1995 Revolving Credit Facility. At December 31, 1996, $27 million of borrowings reduced available capacity under the 1995 Revolving Credit Facility to $273 million.

     The aggregate annual maturities of long-term debt and capital lease obligations for the five years succeeding December 31, 1996, are as follows:
1997-$11,972,000; 1998-$121,726,000; 1999-$133,724,000; 2000-$150,433,000 and
2001-$637,325,000.

     In September 1995, the Company entered into agreements expiring in July 2000 (the "1995 Receivables Sales Agreements") whereby substantially all the Company's domestic tissue receivables are sold. The Company has retained substantially the same credit risk as if the receivables had not been sold. The Company received $60 million from such initial sales which was applied to the repayment of the 1995 Receivables Facility and may receive up to $25 million of additional proceeds on a revolving basis. The Company retains a residual interest in the receivables sold, thus receivables in the accompanying consolidated balance sheet are only reduced by the net proceeds from the sales which totaled $60 million and $63 million as of December 31, 1996 and 1995, respectively. Under the terms of the 1995 Receivables Sales Agreements, the ongoing costs to the Company from this program are based on LIBOR, plus 0.25% to 0.65%, on the net proceeds received.

     At December 31, 1996, receivables totaling $57 million, inventories totaling $151 million and property, plant and equipment with a net book value of $1,238 million were pledged as collateral or held in trust under the terms of the 1995 Bank Credit Agreement, the 1995 Receivables Sales Agreements, the debt of foreign subsidiaries and under the indentures for sale and leaseback transactions.

   Fair Market Value Disclosures

     The aggregate fair values of the Company's long-term debt and capital lease obligations approximated $2,521 million and $2,975 million at December 31, 1996, and 1995, respectively, compared to aggregate carrying values of $2,463 million and $2,966 million at December 31, 1996 and 1995, respectively. The fair values of the long-term debt and capital lease obligations have been determined principally based on secondary market transactions or trading activity in the securities.

     Obligations under the 1995 Bank Credit Agreement and debt of foreign subsidiaries bear interest at floating rates. The Company's policy is to enter into interest rate cap agreements as a hedge to effectively fix or limit its exposure to floating interest rates to, at a minimum, comply with the terms of its senior secured debt agreements. The Company is a party to LIBOR-based interest rate cap agreements which limit the interest cost to the Company with respect to $500 million of floating rate obligations to 8% plus the Company's borrowing margin until June 1, 1999. At current market rates at

December 31, 1996, the fair value of the Company's interest rate cap agreements is $1 million compared to a carrying value of $8 million. The counterparties to the Company's interest rate cap agreements consist of major financial institutions. While the Company is exposed to credit risk to the extent of nonperformance by these counterparties, management monitors the risk of default by the counterparties and believes that the risk of incurring losses due to nonperformance is remote.

5. SALE AND LEASEBACK TRANSACTIONS

     Certain buildings and machinery and equipment at the Company's tissue mills were sold and leased back from various financial institutions. These leases are treated as capital leases in the accompanying consolidated financial statements. Future minimum lease payments at December 31, 1996, are as follows:

          Year Ending December 31,                       Amount
          ------------------------                       ------
                                                     (In thousands)

          1997...................................      $ 23,648
          1998...................................        23,438
          1999...................................        23,279
          2000...................................        22,765
          2001...................................        22,636
          2002 and thereafter....................       310,440
                                                       --------
          Total payments.........................       426,206
          Less imputed interest at
            rates approximating 10.9%............       255,600
                                                       --------
          Present value of capital
            lease obligations....................      $170,606
                                                       ========

6. EMPLOYEE POSTRETIREMENT BENEFIT PLANS

     Effective January 1, 1995, the Company revised the eligibility requirements for postretirement medical benefits resulting in a reduction in the number of active employees eligible to receive these benefits. An additional change was made to freeze the amount of the monthly postretirement medical benefit at the 1995 amount. As a result of these changes, the accumulated postretirement benefit obligation as of December 31, 1995 was reduced by $10.6 million and the Company recognized a curtailment gain of $3.4 million in 1995. The decrease in the obligation is being amortized over 12 years, the average remaining service period of active employees.

                                                      Year Ended December 31,
                                                      -----------------------
                                                      1996      1995     1994
                                                      ----      ----     ----
                                                          (In thousands)
   Net Periodic Postretirement Benefit Cost

Service cost......................................  $   83   $    82   $1,138
Interest cost.....................................     823       871    1,719
Curtailment gain recognized.......................      --    (3,389)      --
Amortization of prior service cost (benefit)......    (671)     (671)      85
                                                    ------   -------   ------
  Net periodic postretirement benefit cost (gain).  $  235   $(3,107)  $2,942
                                                    ======   =======   ======

                                                             December 31,
                                                           ----------------
                                                           1996        1995
                                                           ----        ----
                                                            (In thousands)
   Unfunded Accumulated Postretirement Benefit Obligation

Accumulated postretirement benefit obligation:
  Retirees............................................   $ 7,906     $ 8,127
  Fully eligible active plan participants.............     1,302       1,305
  Other active plan participants......................     1,733       1,980
                                                         -------     -------
                                                          10,941      11,412
Unrecognized prior service benefit....................     6,713       7,385
Unrecognized actuarial losses.........................        (4)       (435)
                                                         -------     -------
Accrued postretirement benefit cost...................   $17,650     $18,362
                                                         =======     =======

     The medical trend rate assumed in the determination of the accumulated postretirement benefit obligation at December 31, 1996, begins at 9.5% in 1997, decreases 1% per year to 6.5% in 2000 and remains at that level thereafter. Increasing the assumed medical trend rates by one percentage point in each year would have no material effect on the accumulated postretirement benefit obligation as of December 31, 1996, or net periodic postretirement benefit cost.

     The discount rate used in determining the accumulated postretirement benefit obligation was 7.5% compounded annually with respect to the 1996 and 1995 valuations.


7. SHAREHOLDERS' DEFICIT

     The Company is authorized to issue up to 100,000,000 shares of $.01 par value Common Stock. At December 31, 1996, 74,386,222 shares were issued and 74,380,921 shares were outstanding. At December 31, 1995, 63,377,326 shares were issued and 63,370,794 shares were outstanding. The Company is authorized to issue up to 50,000,000 shares of $.01 par value Preferred Stock, none of which were issued or outstanding at December 31, 1996 or December 31, 1995.

     On May 15, 1996, the Company issued 10 million shares of Common Stock at $20.25 per share (the "1996 Offering"). Proceeds from the 1996 Offering, net of underwriting commissions and other related expenses totaling $9 million, were $194 million. On June 4, 1996, an additional 520,000 shares of Common Stock were issued at $20.25 per share upon the exercise of a portion of the underwriters' over-allotment option granted in connection with the 1996 Offering, resulting in additional new proceeds of $10 million after deducting underwriting commissions. The proceeds of the sale of Common Stock was used to prepay a portion of its indebtedness under the 1995 Bank Credit Agreement.

     During 1996 the Company issued 419,074 shares of Common Stock at a weighted average price of $15.42 per share as a result of stock option exercises under the Company's employee stock option plans. The net proceeds to the Company of $6 million from these stock option exercises were used to prepay a portion of its indebtedness under the 1995 Bank Credit Agreement.

     In March and April of 1995, the Company issued 25,269,555 shares of Common Stock at $12.00 per share in the 1995 Offering. Proceeds from the 1995 Offering, net of underwriting commissions and other related expenses totaling $19 million, were $284 million. The 1995 Offering was part of a recapitalization plan implemented by the Company to prepay or redeem a substantial portion of its indebtedness in order to reduce the level and overall cost of its debt, extend certain debt maturities, increase shareholders' equity and enhance its access to capital markets.

   Changes in Shareholders' Deficit Accounts

                                          Additional   Cumulative
                                 Common    Paid-in    Translation    Retained
                                 Stock     Capital     Adjustment    Deficit
                                 ------   ----------  -----------    --------
                                                (In millions)

Balance, December 31, 1993.....   $0.4     $  600.1     $(5.1)      $(2,676.3)
Net loss.......................     --           --        --           (70.3)
Foreign currency translation
  adjustment...................     --           --       2.8              --
                                  ----     --------     -----       ---------
Balance, December 31, 1994.....    0.4        600.1      (2.3)       (2,746.6)
Net income.....................     --           --        --            14.7
Common Stock offering..........    0.2        283.9        --              --
Reclass of Common Stock with
  put right....................    0.0         11.7        --              --
Foreign currency translation
  adjustment...................     --           --      (0.5)             --
                                  ----     --------     -----       ---------
Balance, December 31, 1995.....    0.6        895.7      (2.8)       (2,731.9)

Net income.....................     --           --        --           162.6
Common Stock offering..........    0.1        203.6        --              --
Exercise of stock options......    0.0          6.4        --              --
Tax benefits from exercise
  of stock options.............     --          1.9        --              --
Other transactions.............    0.0          1.4        --              --
Foreign currency translation
  adjustment...................     --           --       7.5              --
                                  ----     --------     -----       ---------

Balance, December 31, 1996....... $0.7     $1,109.0     $ 4.7       $(2,569.3)
                                  ====     ========     =====       =========

8. STOCK OPTIONS

     The Company has two stock option plans, the 1995 Stock Incentive Plan under which a total of 3,359,662 shares of Common Stock are reserved for awards to officers and key employees as stock options, stock appreciation rights, restricted stock, performance shares, stock equivalents and dividend equivalents and the 1995 Stock Plan for Non-Employee Directors under which a total of 80,000 shares of Common Stock are reserved for grant to non-employee directors, of which 2,854 shares have been granted at December 31, 1996. In addition, stock options to purchase 3,317,834 shares were granted and remain outstanding at December 31, 1996, under predecessor stock plans. The Company accounts for these plans using the intrinsic value based method pursuant to APB Opinion No. 25 and Statement of Financial Accounting Standards No. 123 ("SFAS No. 123") under which compensation expense of $52,000 was recognized in 1996 and no compensation expense was recognized in 1995 and 1994. Had compensation cost for these plans been determined pursuant to the fair value method under SFAS No. 123, the Company's net income and earnings per share would have been reduced to the following pro forma amounts (in thousands, except per share amounts):

                                      1996                      1995
                             -----------------------   -----------------------
                             As Reported   Pro Forma   As Reported   Pro Forma
                             -----------   ---------   -----------   ---------
Net Income.................    $ 162,597   $ 161,260     $  14,717   $  14,127

Earnings Per Share.........    $    2.32   $    2.30     $    0.25   $    0.24

     Because the SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, and additional awards in future years are anticipated, the effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts.

     The fair value of the 1995 and 1996 option grants used to compute the pro forma amounts above was estimated on the grant date using the Black-Scholes option pricing model with the following assumptions used for grants in 1996 and 1995 respectively: risk free interest rates of 6.07% and 5.51%; expected lives of 5 years and 5 years; and expected volatility of 19.26% and 24.32%. The dividend yield was assumed to be zero since the Company does not anticipate paying dividends in the near term.

     All options issued or to be issued subject to the 1995 Stock Incentive Plan will expire not later than ten years after the date on which they are granted. The vesting schedule and exercisability of stock options under the 1995 Stock Incentive Plan will be determined by the Compensation and Nominating Committee of the Board of Directors. Pursuant to the 1995 Stock Incentive Plan, 12,000 shares were granted as a Restricted Stock Award and 8,000 shares were granted as a Stock Equivalent Award in September 1996. In December 1996, stock options to purchase 750,000 shares were also granted pursuant to the 1995 Stock Incentive Plan.

   Changes in Stock Options Outstanding

                                                              Weighted Average
                                                                  Exercise
                                                  Number Of         Price
                                                   Options       Per Option
                                                  ---------   ----------------
Balance, December 31, 1993.....................   3,825,646        $16.22
  Options Cancelled............................     (82,888)       $16.06
                                                  ---------        ------
Balance, December 31, 1994.....................   3,742,758        $16.22
  Options Granted..............................     743,000        $19.75
  Options Cancelled............................      (2,600)       $18.46
                                                  ---------        ------
Balance, December 31, 1995.....................   4,483,158        $16.81
  Options Granted..............................     750,000        $27.75
  Options Exercised............................    (419,074)       $15.42
  Options Cancelled............................     (29,750)       $19.61
                                                  ---------        ------
Balance, December 31, 1996.....................   4,784,334        $18.63
                                                  =========        ======
Exercisable at December 31, 1996...............   3,557,134        $16.55
                                                  =========        ======
Shares available for future grant at
  December 31, 1996............................   1,873,162
                                                  =========

     3,317,834 of the 4,784,334 options outstanding at December 31, 1996 have exercise prices of $15.38 or $18.46 with a weighted average exercise price of $16.32 and a weighted average remaining contractual life of 2.6 years. All of these options are exercisable. The remaining 1,466,500 options have exercise prices of $19.75 or $27.75 with a weighted average exercise price of $23.84 and a weighted average remaining contractual life of 9.5 years. 239,300 of these options are exercisable; their weighted average exercise price is $19.75.

9. RELATED PARTY TRANSACTIONS

     At December 31, 1996, Morgan Stanley Group Inc. ("Morgan Stanley Group") and certain of its affiliates controlled 26% of the Company's Common Stock.

     Morgan Stanley & Co. Incorporated ("MS&Co") has served as lead underwriter with respect to the 1996 Offering, the 1995 Offering and periodic public debt offerings and has received underwriting fees of $3 million in 1996, $7 million in 1995 and $20 million in 1994 in connection with such public offerings. MS&Co is also a market maker with respect to the Company's public debt securities. MS&Co also periodically provides financial advisory services for the Company for which it receives customary fees. Pursuant to an agreement terminated effective December 31, 1994, MS&Co provided financial advisory services to the Company for which the Company paid MS&Co $1 million in 1994. The Company is a party to several interest rate cap agreements (see
Note 4) including one such agreement with MS&Co which was purchased in 1994 for $2 million.

10. COMMITMENTS AND CONTINGENCIES

     The Company is subject to a wide range of laws in the United States and other countries that focus on the impact of the environment on human health, the limitation and control of emissions and discharges to the air and waters, the quality of ambient air and bodies of water and the handling, use and disposal of specified substances and solid waste. Financial responsibility for the clean-up or other remediation of contaminated property or for natural resource damages can extend to previously owned or used properties, waterways and properties owned by third parties as well as to prior owners.

     Since 1992, the Company has been participating in an effort sponsored by the Wisconsin Department of Natural Resources ("WDNR") to study the nature and extent of polychlorinated biphenyl ("PCB") and other sediment contamination of the lower Fox River in northeast Wisconsin. The objective of this effort is to identify cost effective primary restoration of certain sediment deposits. On January 30, 1997, the Company and six other companies (the "Seven Companies") entered into an agreement with WDNR and the Wisconsin Department of Justice ("WDOJ") to investigate claims for natural resources damages, including sediment restoration claims, asserted against the Seven Companies relating to releases of PCBs and other hazardous substances to the lower Fox River ("Agreement") and to pursue a negotiated settlement of those claims under federal and state law. The Agreement also provides that the Seven Companies will make available to the State of Wisconsin a total of $10 million, consisting of work and funds, to, among other purposes, initiate demonstration projects to determine the efficacy of sediment restoration approaches and to underwrite a state led natural resources damage assessment. The parties have agreed to toll certain statute of limitations and forbear from commencing litigation during the term of the Agreement. Based upon available information, the Company believes there are additional parties who may be responsible for releasing PCBs to the Fox River.

     The United States Department of Interior, Fish and Wildlife Service ("FWS"), a federal natural resource trustee, previously informed each of the Seven Companies that they have been identified as potentially responsible parties for purposes of claims for natural resources damages under CERCLA, commonly known as the "Superfund Act," and the Federal Water Pollution Control Act arising from alleged releases of PCBs to the Fox River and Green Bay system. The FWS alleges that natural resources including endangered species, fish, birds and tribal lands or lands held by the United States in trust for various tribes have been exposed to PCBs that were released from facilities located along the Fox River. The FWS has begun an assessment to determine and quantify the nature and extent of injury to any affected natural resources.
On February 3, 1997, the Seven Companies were notified by FWS of its intent to file suit to recover natural resources damages pursuant to Federal law. Based upon available information, the Company believes that there are additional parties who may be identified as PRPs for alleged natural resource damages.

    The Company recorded an additional environmental charge of $18 million in the fourth quarter of 1996 reflecting revised estimates of costs for environmental matters related to its operations, including legal and consulting costs. The amounts accrued represent estimated gross undiscounted amounts that are based on both internal and external estimates of restoration as well as assumptions as to participation by other companies. The Company expects these costs to be expended over an extended number of years and as of December 31, 1996, has accrued liabilities for environmental matters of approximately $37 million. The ultimate cost to the Company for environmental matters cannot be determined with certainty due to the unknown magnitude of the contamination to be addressed, the varying cost of restoration methods that could be employed, the evolving nature of restoration technologies and government regulations and the inability to determine the Company's share of multiparty obligations or the extent to which contributions will be available from other parties. The accrued liabilities reflect the Company's current estimate of the cost of these environmental matters. There can be no assurance that the amount accrued will not increase or decrease. It is reasonably possible that the Company's recorded estimate of these liabilities may change.

     The Company and its subsidiaries are parties to other lawsuits and state and federal administrative proceedings in connection with their businesses. Although the final results in all such suits and proceedings cannot be predicted with certainty, the Company currently believes that the ultimate resolution of all of such lawsuits and proceedings, after taking into account the liabilities accrued with respect to such matters, will not have a material adverse effect on the Company's financial condition or on its results of operations.


11. GEOGRAPHIC INFORMATION

                                         United       United
                                         States       Kingdom     Consolidated
                                         ------       -------     ------------
                                                  (In thousands)
  1996
    Net sales........................ $ 1,404,935    $175,836     $ 1,580,771
    Operating income.................     452,165      24,206         476,371
    Identifiable operating assets....   1,446,363     169,017       1,615,380
  1995
    Net sales........................ $ 1,457,136    $163,767     $ 1,620,903
    Operating income.................     342,534      17,585         360,119
    Identifiable operating assets....   1,490,426     162,011       1,652,437
  1994
    Net sales........................ $ 1,143,205    $131,240     $ 1,274,445
    Operating income.................     268,620       8,183         276,803
    Identifiable operating assets....   1,517,992     162,906       1,680,898

     Intercompany sales and charges between geographic areas and export sales are not material.

12. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                First    Second     Third    Fourth    Total
                               Quarter   Quarter   Quarter   Quarter   Year
                               -------   -------   -------   -------   -----
                                    (In millions, except per share data)
  1996
    Net sales................   $  386   $  402    $  408    $  385   $1,581
    Gross income.............      147      159       174       156      636
    Operating income (a).....      114      125       135       102      476
    Net income before
      extraordinary item (a).       27       36        43        65      171
    Extraordinary item-loss
      on debt repurchases....       --       (3)       --        (5)      (8)
    Net income...............       27       33        43        60      163
    Earnings per share:
      Net income before
        extraordinary item (a)  $ 0.43   $ 0.53    $ 0.58    $ 0.87   $ 2.44
      Extraordinary item-loss
        on debt repurchases..       --    (0.05)       --     (0.06)   (0.12)
      Net income per share...   $ 0.43   $ 0.48    $ 0.58    $ 0.81   $ 2.32
    Dividends per share......       --       --        --        --       --
_____________________

(a) During the fourth quarter of 1996, the Company recorded an environmental charge totaling $18 million and a credit of $36 million to income tax expense reversing income taxes previously accrued for the tax years 1988 through 1995 for previously disallowed income tax deductions for fees and expenses related to 1988 debt financing and refinancing transactions. Excluding the effects of the environmental charge and the income tax expense reversal, the Company's operating income, net income before extraordinary item and net income before extraordinary item per share would have been $120 million, $39 million and $0.52, respectively, for the fourth quarter and $494 million, $145 million and $2.07, respectively, for the year 1996.

                                First    Second     Third    Fourth    Total
                               Quarter   Quarter   Quarter   Quarter   Year
                               -------   -------   -------   -------   -----
                                    (In millions, except per share data)

1995
    Net sales................   $  367   $  412    $  426    $  416   $ 1,621
    Gross income.............      100      115       126       141       482
    Operating income.........       71       88        95       106       360
    Net income (loss) before
      extraordinary item.....       (9)       7        15        21        34
    Extraordinary item-loss
      on debt repurchases....      (19)      --        --        --       (19)
    Net income (loss)........      (28)       7        15        21        15
    Earnings (loss) per share:
      Net income (loss) before
        extraordinary item...    (0.22)    0.12      0.23      0.33      0.57
      Extraordinary item-loss
        on debt repurchases..    (0.44)      --        --        --     (0.32)
      Net income (loss)
        per share............    (0.66)    0.12      0.23      0.33      0.25
    Dividends per share......       --       --        --        --        --